Exhibit 23.1

CONSENT OF
SIEGEL ♦ SMITH LLP
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Remedent USA, Inc.
Escondido, California

We hereby consent to the incorporation by reference in this Annual Report on Form 10-KSB, of our report dated June 11, 2001 relating to the financial statements of Remedent USA, Inc. as of March 31, 2001 and March 31, 2000.

Siegel ♦ Smith LLP

/s/    SIEGEL SMITH LLP
Solana Beach, California
June 11, 2001